As filed with the Securities and Exchange Commission on September 9, 2016

Registration No. 333-152337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROVI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2 Circle Star Way San Carlos, California 94070	26-1739297
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Thomas Carson

President and Chief Executive Officer

2 Circle Star Way

San Carlos, California 94070

(408) 562-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Jon E. Gavenman Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Pamela Sergeeff Executive Vice President, General Counsel and Secretary Rovi Corporation 2 Circle Star Way San Carlos, California 94070 (408) 562-8400

Approximate date of commencement of proposed sale to the public:

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-3 (Registration No. 333-152337) (the “Registration Statement”) of Rovi Corporation, a Delaware corporation (“Rovi”), pertaining to the registration of 9,414,019 shares of Rovi Common Stock, par value $0.001 per share, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on July 15, 2008.

On September 7, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2016, by and among TiVo Corporation (previously referred to as Titan Technologies Corporation), Rovi, TiVo Inc. (now known as TiVo Solutions Inc.) (“TiVo”), Nova Acquisition Sub, Inc. (“Rovi Merger Sub”) and Titan Acquisition Sub, Inc. (“TiVo Merger Sub”), Rovi Merger Sub merged with and into Rovi with Rovi as the surviving corporation and Titan Merger Sub merged with and into TiVo with TiVo as the surviving corporation (collectively, the “Mergers”). As a result of the Mergers, Rovi and TiVo each are now wholly owned subsidiaries of TiVo Corporation.

As a result of the Mergers, Rovi has terminated all offerings of Rovi Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Rovi in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Rovi Common Stock which remain unsold at the termination of the offering, Rovi hereby removes from registration all shares of Rovi Common Stock registered under the Registration Statement which remain unsold as of September 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Rovi Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on this 9th day of September, 2016.

ROVI CORPORATION

By:	/s/ Thomas Carson
Thomas Carson President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Carson Thomas Carson	President and Chief Executive Officer (Principal Executive Officer)	September 9, 2016

/s/ Peter C. Halt Peter C. Halt	Chief Financial Officer (Principal Financial Officer)	September 9, 2016

/s/ Wesley Gutierrez Wesley Gutierrez	Chief Accounting Officer, Treasurer and Director (Principal Accounting Officer)	September 9, 2016

/s/ Pamela Sergeeff	Secretary and Director	September 9, 2016
Pamela Sergeeff